Exhibit 10.2

2011 Zebra Enterprise Incentive Plan

Supply Chain Logistics Operations

SECTION 1 – PURPOSE

The Zebra Enterprise Solutions business unit of Zebra Technologies Corporation (the “Company”) provides the 2011 Zebra Enterprise Incentive Plan (the “Plan”) to the Supply Chain Logistics Operations Employees to focus attention on growing the business by rewarding performance for attaining a specific set of financial targets and personal goals. While Employees have many different roles within the Company, the Company will be successful only if all Employees are focused on achieving common goals, strive individually for functional excellence in their assigned roles, and contribute to organizational excellence as a team. The Plan is established pursuant to the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Incentive Compensation Plan”) and is subject to the provisions set forth therein.

SECTION 2 – DEFINITIONS

2.2 Definitions: Wherever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. Additional terms shall have the meanings set forth in Exhibit A, under the “Definitions” heading, unless otherwise expressly provided.

(o)	“Employee” shall mean an individual classified as a regular full-time or regular part-time employee by the Company as defined in Section 3.

(p)	“Base Earnings” shall mean the Participant’s base salary in effect during the Plan Measurement Cycle, prorated to reflect base salary adjustments (e.g., merit increase) transacted throughout the Plan Measurement Cycle.

(q)	“Cause” shall (i) with respect to a Participant that is a Section 16 Officer, have the same meaning, if any, ascribed to it in the Section 16 Officer’s employment agreement with the Company, and (ii) with respect to any other Participant or to a Section 16 Officer that does not have an employment agreement with the Company that ascribes a meaning to it, mean a Participant’s failure to follow directives and policies of the Company, the failure to follow the reasonable directives of a superior, willful malfeasance, gross negligence, acts of dishonesty, or conduct injurious to the Company.

(r)	“Code” shall mean the Internal Revenue Code of 1986.

(s)	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(t)	“Financial Performance Goals” shall mean the budgeted level of Operating Income, Revenue and Total Bookings as defined in Exhibit A.

(u)	“Incentive Award” shall mean the award calculated for a Participant based on a comparison of actual results against the Financial and Individual Performance Goals established for each Plan Measurement Cycle.

(v)	“Individual Performance Goals” shall mean clear, specific, and measurable goals of a Participant.

(w)	“Participant” shall mean an Employee of the Company who is in a position that satisfies the defined eligibility criteria for participation in the Plan stated in Section 3.

(x)	“Performance Payout Percentage” shall mean the percentage of the Incentive Award awarded based on the level of goal achievement for each Plan Measurement Cycle during the Plan Year, as set forth in this Plan or in Exhibit A.

(y)	“Plan” shall mean the 2011 Zebra Enterprise Incentive Plan.

(z)	“Plan Measurement Cycle” shall mean a fiscal quarter of the Plan Year.

(aa)	“Plan Year” shall mean the fiscal year of the Company that extends from January 1, 2011 through December 31, 2011.

(bb)	“Section 16 Officers” shall mean any officers of the Company as defined in Rule 16a-1 under the Securities Exchange Act of 1934.

(cc)	“Target Incentive Percentage” shall mean the fixed percentage determined by (i) the Committee for each Participant that is a Section 16 Officer, and (ii) the Vice President, Human Resources.

SECTION 3 – ELIGIBILITY AND PARTICIPATION

3.7 Eligibility: Eligibility for participation in the Plan will be limited to those Employees who are within the Company’s Zebra Enterprise Solutions Supply Chain Logistics Operations (“ZES SCLO”) business unit of the Company and who are not on another incentive plan, unless otherwise determined by the Committee for Section 16 Officers or otherwise determined by the Vice President, Human Resources.

3.8 Participation: Participation in the Plan shall be determined by the Vice President, Human Resources; provided, however, that participation by Section 16 Officers shall be determined by the Committee.

3.9 Partial Plan Measurement Cycle Participation: The Vice President, Human Resources may allow an Employee who becomes eligible during a Plan Measurement Cycle of the Plan Year, either as a new hire or as a result of an internal job change that qualifies an Employee under Section 3.1, to participate in the Plan; provided, however, participation by Section 16 Officers shall be determined by the Committee. In either such case, for purposes of calculating any Incentive Award, any such Participant’s Base Earnings shall be pro-rated based on the time during the Plan Measurement Cycle that the Employee was a Participant. Newly hired Employees or Employees who first become eligible as a result of an internal job change must have a hire date or a job effective date on or prior to the last business calendar day of each Plan Measurement Cycle and Base Earnings during the Plan Measurement Cycle to be become a Participant for that Plan Measurement Cycle.

3.10 Changes In Participation Level and/or Organizational Unit: A Participant who changes positions and/or is assigned to a different organizational unit (as defined by their reporting relationship), during the Plan Measurement Cycle, shall have their Incentive Award under this Plan calculated on a prorated basis based on the time during the Plan Measurement Cycle in each position.

3.11 Leave of Absence: A Participant on an approved leave of absence, as defined by the Family and Medical Leave Act of 1993, shall be considered eligible for a full Incentive Award payable at the same time as other Participants. A Participant on any other form of approved leave of absence shall have their Incentive Award calculated on a partial year basis, payable pursuant to Section 5. All Participants who are on an approved leave of absence shall be considered employed for purposes of Section 4.1.

3.12 No Right to Participate: Participation by an Employee in the Plan in any period prior to the Plan Year does not provide a right or entitlement to be selected for participation in the Plan Year or any future period.

SECTION 4 – INCENTIVE AWARD DETERMINATION

4.8 Eligibility for Incentive Award: Except as provided in Section 6, in order to be eligible to receive an Incentive Award, a Participant must be employed continuously as a Participant through an entire Plan Measurement Cycle (or partial Plan Measurement Cycle, in accordance with Section 3.3) and at the time the Incentive Award is paid.

4.9 Financial Performance Goals – Section 16 Officers: The Financial Performance Goals for Section 16 Officers are defined in Exhibit A. The Compensation Committee shall determine the performance goal achievement levels required to earn a Performance Payout Percentage of one hundred percent (100%). The results of the Financial Performance Goals as defined in Exhibit A shall constitute the entire Incentive Award amount for each Section 16 Officer.

4.10 Financial Performance Goals – All Other Participants: The Financial Performance Goals are set forth in Exhibit A and shall consist of the performance goal achievement level required to establish an Incentive Award pool whereby the target equates to one-hundred percent (100%). The minimum and maximum for each of the Financial Performance Goals are 0% and 200% respectively, but the minimum and maximum for the Incentive Award pool are 50% and 175% respectively.

4.11 Individual Performance Goals – All Other Participants: Participants who are not a Section 16 Officer are eligible to receive a portion of the Incentive Award pool based upon Individual Performance Goals for the Plan Measurement Cycle. The Individual Performance Goals shall be communicated to Participants promptly after such Individual Performance Goals are determined. The Individual Performance Goal Performance Payout Percentages shall be based upon actual performance levels achieved against a Participant’s Individual Performance Goals for the Plan Measurement Cycle and shall be determined in accordance with the following scale:

Maximum performance level = Maximum Performance Payout Percentage (200%)

Target performance level = Target Performance Payout Percentage (100%)

Minimum performance level = Minimum Performance Payout Percentage (0%)

Performance Payout Percentages for achievement between these performance levels shall be based on the available Incentive Award pool.

4.12 Incentive Award Calculation:

(a) For Section 16 Officers, the Committee shall evaluate actual performance results for the Plan Measurement Cycle, which shall be calculated as the Section 16 Officer Participant’s Financial Performance Component’s weighting percentage as described in Section 4.6 multiplied by the Participant’s Base Earnings as an eligible Participant during the Plan Measurement Cycle, multiplied by the Participant’s Target Incentive Percentage, multiplied by the Participant’s Performance Payout Percentage for the Plan Measurement Cycle.

(b) For all other Participants who are not Section 16 Officers, the Incentive Award pool is calculated as each Participant’s Base Earnings multiplied by each Participant’s Target Incentive Percentage, multiplied by the Performance Payout Percentage of the Financial Performance Goals for the Plan Measurement Cycle. The Incentive Award pool is then allocated to the various department managers containing eligible Participants.

(c) For all other Participants who are not Section 16 Officers, each Participant’s Incentive Award shall be determined by each Participant’s manager assessing the performance of each Participant against their Individual Performance Goals for the Plan Measurement Cycle. Each Participant shall be eligible to receive a portion of the established pool of incentive dollars, subject to Section 4.1 and Section 6. If a Participant’s employment is terminated as described in Section 6 and after a Plan Measurement Cycle’s Incentive Award pool has been allocated to other eligible Participants, the terminated Participant’s allocated Incentive Award is forfeited and not reallocated to other eligible Participants from that given Plan Measurement Cycle or any other Plan Measurement Cycle.

4.13 Multiple Financial Performance Goals: In cases where multiple financial performance measures are used with respect to one Financial Performance Goal, such financial performance measures will be calculated separately and the assigned weighting with respect to each financial performance measure shall be used to determine a single Financial Performance Goal achievement percentage.

SECTION 5 – PAYMENT OF INCENTIVE AWARDS

5.4 Form and Timing of Payment: Payment of Incentive Awards shall be made in cash, subject to applicable payroll tax and benefit plan withholdings, after the end of the Plan Year following the final determination of the fiscal year’s financial results, but in any event, such payment shall be made during the calendar year following the end of the Plan Year.

5.5 Performance-Based Compensation Exemption from Code Section 162(m): With respect to Incentive Awards payable to Section 16 Officers, the Incentive Awards are intended to meet the performance-based exception under Code Section 162(m). Before any such Incentive Award is paid to a Section 16 Officer, the Committee shall certify in writing that the related Financial Performance Goals, as applicable, have been satisfied.

5.6 Code Section 409A: The Plan is intended to satisfy the provisions of Section 409A of the Code, so that any payments to individuals provided pursuant to this Plan will not be subject to additional tax and interest under Code Section 409A.

SECTION 6 – TERMINATION OF EMPLOYMENT

6.7 Termination of Employment Due to Voluntary Resignation: In the event a Participant’s employment is terminated due to voluntary resignation, as determined by the Vice President, Human Resources, prior to the payment of his or her Incentive Award, the Incentive Award shall be forfeited as described in Section 4.5(c) and the Participant shall not be entitled to payment.

6.8 Termination of Employment for Cause: In the event a Participant’s employment is terminated for Cause prior to payment of his or her Incentive Award, the Incentive Award shall be forfeited as described in Section 4.5(c) and the Participant shall not be entitled to payment.

6.9 Termination of Employment Due to Retirement: In the case of retirement (as determined by the Vice President, Human Resources) prior to the payment of any Incentive Award, the Incentive Award shall be considered earned, calculated on a prorated basis, and paid at the same time as other Participants.

6.10 Termination of Employment Due to Death or Disability: In the event a Participant’s employment is terminated by reason of death or disability during the Plan Year prior to payment of his or her Incentive Award, the Incentive Award shall be considered earned, calculated on a prorated basis, and paid at the same time as other Participants.

6.11 Termination of Employment for Reasons Other Than Voluntary Resignation, Cause, Death, Disability or Retirement: In the event a Participant’s employment is terminated for reasons other than voluntary resignation, Cause, death, disability, or retirement prior to payment of his or her Incentive Award, a prorated Incentive Award may be paid in the sole discretion of the Vice President, Human Resources. Any payment made under this Section 6.5 shall be conditioned upon the Participant’s execution of an agreement acceptable to the Company that (i) waives any rights the Participant may otherwise have against the Company, and (ii) releases the Company from actions, suits, claims, proceedings, and demands related to Participant’s employment and/or termination of employment. Further, any payment made under this Section 6.5 will be made at the time described in Section 5.1.

6.12 Section 16 Officers: Notwithstanding Sections 6.1 to 6.5, in the event a Section 16 Officer Participant’s employment is terminated by the Company, the payment of any Incentive Award shall be governed by the Section 16 Officer’s employment agreement.

SECTION 7 – RIGHTS OF PARTICIPANTS

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers or the Board of Directors of the Company to change the duties or the character of employment of any Employee or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved by the Company.

SECTION 8 – ADMINISTRATION

8.7 Administration: This Plan shall be administered by the Vice President, Human Resources in accordance with the provisions contained herein; subject to the direction and approval of the Committee with respect to matters relating to any Section 16 Officers.

8.8 Questions of Construction and Interpretation: The determination of the Vice President, Human Resources in construing or interpreting this Plan or making any decision with respect to the Plan shall be final, binding, and conclusive upon all persons including the Participants and their heirs, successors and assigns. The Vice President, Human Resources’ interpretative responsibility shall include any and all definitions in the Plan. This Plan is established pursuant to the Incentive Compensation Plan and the provisions hereof are in all respects governed by the Incentive Compensation Plan and subject to all of the terms and provisions thereof. In the event of any inconsistency between this Plan and the Incentive Compensation Plan, the terms of the Incentive Compensation Plan shall govern.

8.9 Conflicts: To the extent that a Participant and the Company have entered into a written employment agreement that contains provisions that conflict with the provisions of this Plan, the provisions contained in the employment agreement shall control.

8.10 Amendments: The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination, may without the consent of the Participant (or the Participant’s beneficiary in the case of death) reduce after the end of the Plan Year the right of a Participant (or the Participant’s beneficiary, as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan.

8.11 Governing Law: This Plan shall be construed in accordance with, and governed by, the laws of the State of Illinois without giving effect to conflicts of laws principles.

8.12 Committee Authority: Notwithstanding anything herein to the contrary, any and all determinations or actions to be taken with respect to the Plan that relate to a Section 16 Officer shall be determined or taken by the Committee.

Exhibit A

I.	Financial Performance Goals

The Financial Performance Goals related to ZES SCLO shall be the approved ZES SCLO Operating Income, ZES SCLO Revenue, and ZES SCLO Total Bookings, as each is defined in this Exhibit A and as approved by the Company’s Board of Directors or Compensation Committee. The Financial Performance Goals are based upon the approved Plan Year goals as established on a quarterly basis at the beginning of the Plan Year. Including for purposes of Section 4.6, ZES Revenue shall be given a 25% weighting, ZES Operating Income a 50% weighting and ZES Total Bookings a 25% weighting.

II.	Definitions

Performance Measure	Definition
Operating Income	ZES SCLO Operating Income (recurring non-GAAP pro-forma) is, for the applicable period, adjusted to remove non-recurring charges[1], and Zebra corporate allocations as applicable.

Revenue	ZES SCLO revenue for the applicable period as defined by Generally Accepted Accounting Principles (GAAP) except as modified to include the Marine Terminal Solutions business.

Total Bookings	Total ZES SCLO bookings during the applicable period after any allocations for GAAP Vendor Specific Objective Evidence calculations.

[1]

Non-recurring charges specifically include such items as (i) One-time charges, non-operating charges or expenses incurred that are not under the control of operations management, as ratified by the Company’s Board of Directors or Compensation Committee; (ii) restructuring expenses; (iii) exit expenses; (iv) integration expenses; (v) gains or losses on the sale of assets; (vi) acquired in-process technology; (vii) impairment charges; or (viii) changes in Generally Accepted Accounting Principles. The above list is NOT exhaustive and is meant to represent examples of the kind of expenses typically excluded from the calculations of Operating Income.

Acquisitions: generally, for the first quarter beginning at least six months after an acquisition closes, the financial targets will be adjusted to incorporate the acquired company’s budget or financial plan. The reported financial performance will also be adjusted to include the acquired company’s actual performance the first quarter beginning at least six months after an acquisition closes.

III.	Performance Payout Percentages for Financial Performance Goals

The Performance Payout Percentages that will be awarded for achievement of Financial Performance Goals at the indicated levels are set forth below and shall be based upon actual performance levels achieved against the Financial Performance Goals during the Plan Measurement Cycle. Performance between any of the stated achievement levels shall be interpolated on a straight line basis between such stated performance levels, with the exception of performance below 75% goal achievement which results in a Performance Payout Percentage of 0% for that measure, provided that the total Performance Payout Percentage for the Financial Performance Goals as indicated in Exhibit A-I and Section 4.6 shall be no less than 50%.

ZES SCLO Revenue & Total Bookings		ZES SCLO Operating Income
Percent of Performance Goal Achievement	Performance Payout Percentage	Percent of Performance Goal Achievement	Performance Payout Percentage
<75.0%	0%	<75.0%	0%
75.0%	50.0%	75.0%	50.0%
80.0%	60.0%	80.0%	60.0%
85.0%	70.0%	85.0%	70.0%
90.0%	80.0%	90.0%	80.0%
95.0%	90.0%	95.0%	90.0%
100.0%	100.0%	100.0%	100.0%
105.0%	133.3%	105.0%	120.0%
110.0%	166.7%	110.0%	140.0%
115.0%	200.0%	115.0%	160.0%
		120.0%	180.0%
		125.0%	200.0%